EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
April 12, 2006

PRESS CONTACT:

Jane Gideon, Incendio International for Activant Solutions
415-682-9292, jane@incendiopr.com


     ACTIVANT SOLUTIONS HOLDINGS INC. AND ACTIVANT SOLUTIONS INC. ANNOUNCE RECEIPT OF REQUISITE CONSENTS WITH RESPECT TO THEIR TENDER OFFERS AND CONSENT SOLICITATIONS FOR OUTSTANDING DEBT SECURITIES

AUSTIN, Texas, April 12, 2006 - Activant Solutions Holdings Inc. ("ASHI") and Activant Solutions Inc. ("Activant") announced today that they had received, as of 5:00 p.m., New York City time, on April 12, 2006 (the "Consent Expiration Date"), tenders and consents from holders of a majority in principal amount of ASHI's outstanding Senior Floating Rate PIK Notes due 2011 (the "PIK Notes") and Activant's outstanding 10 1/2% Senior Notes due 2011 (the "10 1/2% Notes") and Floating Rate Senior Notes due 2010 (the "Floating Rate Notes" and, together with the PIK Notes and the 10 1/2% Notes, the "Notes") in connection with their respective cash tender offers and consent solicitations for the Notes. The tender offers and consent solicitations are being conducted in connection with the previously announced agreement of ASHI to merge with an affiliate of Hellman & Friedman LLC and Thoma Cressey Equity Partners, Inc. (the "Merger").

As contemplated by the consent solicitations, it is expected that ASHI and Activant, respectively, will execute as soon as practicable supplemental indentures to the indentures governing the Notes that will, once operative, eliminate substantially all of the restrictive covenants contained in the Notes and related indentures (except for certain covenants related to payment of interest, payment of principal, asset sales, change of control and other repurchase offers and certain other covenants) and also eliminate certain events of default, certain covenants relating to mergers, and certain conditions to legal defeasance and covenant defeasance, as well as modify or eliminate certain other provisions contained in the Notes and related indentures. Although the supplemental indentures will be executed as soon as practicable, the amendments will not become operative until immediately prior to the Merger provided that all validly tendered Notes are accepted for purchase pursuant to the tender offers upon consummation of the Merger.

Each of the tender offers will expire at 8:00 a.m., New York City time, on Tuesday, May 2, 2006, unless extended or earlier terminated by ASHI or Activant, as applicable (the "Offer Expiration Date"). Subject to the terms and conditions of the tender offers and consent solicitations, Notes accepted for payment are expected to be paid for on or promptly after May 2, 2006, assuming that the applicable Offer Expiration Date is not extended. Holders of Notes who validly tender Notes after 5:00 p.m., New York City time, on April 12, 2006, but prior to the Offer Expiration Date, will not receive the consent payment of $20.00 per $1,000 principal amount of Notes.

The tender offers and consent solicitations are made upon the terms and subject to the conditions set forth in the respective Offer to Purchase and Consent Solicitation Statements of ASHI and Activant, each dated March 30, 2006 (each, an "Offer to Purchase" and, together, the "Offers to Purchase"), and the Consent and Letter of Transmittal relating to each Offer to Purchase. The tender offers are subject to the satisfaction of certain conditions, including the consummation of the Merger prior to or substantially concurrently with the applicable Offer Expiration Date and the receipt of financing proceeds to fund the payment of, among other things, the tender offers, the consent payments and the Merger. Further details about the terms and conditions of the tender offers and the consent solicitations are set forth in the applicable Offer to Purchase.

ASHI and Activant have retained Deutsche Bank Securities Inc. to act as the Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations. Deutsche Bank Securities Inc. can be contacted at (800) 553-2826 (toll-free). The documents relating to the tender offers and consent solicitations were previously distributed to holders. Requests for documentation may be directed to MacKenzie Partners, Inc., the Information Agent, which can be contacted at (212) 929-5500 (collect) or (800) 322-2885 (toll-free).

THIS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL THE NOTES. THE OFFER TO BUY THE NOTES IS ONLY BEING MADE PURSUANT TO THE TENDER OFFER AND CONSENT SOLICITATION DOCUMENTS, INCLUDING THE OFFERS TO PURCHASE. THE TENDER OFFERS AND CONSENT SOLICITATIONS ARE NOT BEING MADE TO HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION IN WHICH THE TENDER OFFERS OR CONSENT SOLICITATIONS ARE REQUIRED TO BE MADE BY A LICENSED BROKER OR DEALER, THEY SHALL BE DEEMED TO BE MADE BY DEUTSCHE BANK SECURITIES INC. ON BEHALF OF ASHI OR ACTIVANT, AS APPLICABLE.

NONE OF ASHI, ACTIVANT, THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATIONS AS TO WHETHER OR NOT HOLDERS OF NOTES SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFERS OR CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURES, AND NO ONE HAS BEEN AUTHORIZED BY ANY OF THEM TO MAKE SUCH RECOMMENDATIONS. HOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURES AND TO TENDER NOTES, AND, IF SO, THE PRINCIPAL AMOUNT AT MATURITY OF NOTES TO TENDER.

ABOUT ACTIVANT SOLUTIONS

Activant is a leading technology provider of business management solutions serving small and medium-sized retail and wholesale distribution businesses in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket.

Founded in 1972, Activant provides customers with tailored proprietary software, professional services, content, supply chain connectivity, and analytics. More than 30,000 customer locations use an Activant solution to manage their day-to-day operations.

Headquartered in Texas, Activant has operations in California, Colorado, Connecticut, Illinois, New Jersey, Pennsylvania, South Carolina, Utah, Canada, France, Ireland, and the United Kingdom. For more information on Activant Solutions, please visit www.activant.com.

This press release contains "forward-looking statements." These statements are based on the current expectations of Activant and ASHI and involve risks and uncertainties that could cause the tender offers and consent solicitations to differ materially. The differences could be caused by a number of factors including those factors listed in Activant's annual report on Form 10-K for the fiscal year ended September 30, 2005 filed with the Securities and Exchange Commission. Activant undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release.